Exhibit 10.8

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of this 1st day of August, 2020 (the “Effective Date”), is entered into by and between Cullgen Inc., a Delaware corporation, (the “Company”), and Dr. Yue Xiong, Ph.D. (“Executive”).  In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.	EMPLOYMENT.

1.1         Position.  During the Employment Term (as hereinafter defined) and subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its Chief Science Officer, reporting directly to the President of the Company.  Executive shall also retain his current position on the board of directors of the Company.

1.2         Duties.  Executive shall diligently, and to the best of his ability, perform all such duties incident to his position and use his best efforts to promote the interests of the Company.  The principal place of Executive’s employment will be the Company’s principal executive office at 12671 High Bluff Drive, Suite 130, San Diego, California, 92130, USA, following his relocation.  A Company-issued personal computer will be provided to Executive, which is to be used solely for work done on behalf of the Company.  If working remotely on behalf of the Company, all work must be done on the Company-issued personal computer.

1.3         Time to be Devoted to Employment.  During the Employment Term, Executive shall devote at least eighty percent (80%) of his time and energy to the business of the Company.  Executive hereby represents that he is not a party to any agreement which would be breached by entering into this Agreement and that he is permitted to enter into this Agreement and perform the obligations hereunder.  Executive will refrain from engaging in work on behalf of any other employers while employed by the Company.  After twelve (12) months employment with the Company, Executive may, with Company approval, accept an adjunct professorship position.

1.4         Company Policy.  As an executive officer of the Company, Executive will be subject to, and will be expected to comply with the Company’s policies and procedures, personnel and otherwise, as those policies are developed and communicated to you (in addition to those that apply to you as a member of the Company’s Board of Directors).

2.	COMPENSATION AND BENEFITS.

2.1         Base Salary.  In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive a guaranteed annual base salary of Three Hundred Fifty Thousand U.S. Dollars (US$350,000) (“Base Salary”), payable in accordance with the Company’s regular payroll schedule, which may change from time-to-time, less applicable withholdings and deductions.  Executive’s monthly Base Salary is calculated as Twenty-Nine Thousand One Hundred Sixty-Six U.S. Dollars and Sixty-Six U.S. Cents (US$29,166.66).  The first and last salary payment by the Company to Executive will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.  Executive will not be eligible for a bonus, but his salary will be reviewed from time-to-time, generally on an annual basis.

Dr. Yue Xiong, Ph.D.	Page 2
2.2         Participation in Benefit Plans.  During the Employment Term, Executive shall be entitled to participate in the Company’s health insurance, life insurance, disability insurance plans and other employee benefit plans or programs to the extent permitted by law, that may from time to time be adopted by the Board of Directors or the Company (the “Board”).  The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason.  Notwithstanding the foregoing, the Company understands that Executive has decided to not to participate in the Company’s health insurance benefit plan.  By execution of this letter, Executive acknowledges that he agrees to waive his rights to participate in the Company’s health insurance benefits, but can participate in the other employee benefit plans or programs offered by the Company.

2.3         Reimbursement of Expenses.  The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive on behalf of the Company during the Employment Term, provided that (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, and (ii) Executive provides the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are reasonably required by the Company.

2.4         Vacation.  During the Employment Term, Executive will be entitled to annual paid vacation and any Company recognized holidays, all in accordance with the Company’s policies.

2.5         Equity.  Executive will not participate in the Company’s stock option plan.  By execution of this letter, Executive acknowledges that he has no right to receive any stock option unless the grant is approved by the Board.

2.6         Relocation Policy.

(a)          Moving Expense.  At the time of Executive’s relocation to the Company’s principal executive office, the Company will provide a lump-sum relocation payment of Ten Thousand U.S. Dollars (US$10,000), which shall be reported as Executive’s income.

(b)          Housing Down Payment.  At the time of Executive’s relocation to the Company’s principal executive office, the Company will provide a non-interest bearing note of One Hundred Forty Thousand U.S. Dollars ($140,000) with a six (6)-year term from the Effective Date.  If Executive should leave the Company for any reason before August 1, 2026, Executive will be responsible for reimbursing the Company on a pro-rata monthly basis for the remaining amount from the date of his termination up to August 1, 2026.

3.	EMPLOYMENT TERM.

3.1         Employment Term.  The “Employment Term” means the period commencing on the Effective Date and terminating as set forth in Section 4.1.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 3
3.2         At-Will Employment.  Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that Executive’s job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time in the sole discretion of the Company, unless otherwise agreed.  However, the “at-will” nature of Executive’s employment shall remain unchanged during his tenure as an employee of the Company and may not be changed, except in an express writing signed by Executive and by the Company’s President.

4.	TERMINATION OF EMPLOYMENT.

4.1         Method of Termination.  Executive’s employment pursuant to this Agreement and the Employment Term provided for herein shall terminate upon the first of the following to occur:

(a)         Executive’s death;

(b)         Five (5) days from the date that the Company gives Executive written notice that, as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation.  Such notice may be issued when the President of the Company has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation because of any physical or mental injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Agreement;

(c)          Five (5) days from the date that the Company gives Executive written notice of termination for “Cause.” For purposes of this Agreement, “Cause” shall mean any one of the following:

(A)        repeated failure of Executive to perform his duties and responsibilities hereunder to the reasonable satisfaction of the President of the Company (including without limitation his duties under Section 1.3 above), with the understanding that, for purposes of this Agreement, any act or acts or omission or omissions by Executive that have a material adverse effect on the Company’s operations, prospects, reputation or business shall be deemed to be a breach of his duties and responsibilities hereunder;

(B)        any breach by Executive of his fiduciary duties to the Company;

(C)        any breach by Executive of any of the terms of Sections 5, 6, 7 and 8 of this Agreement; or

(D)        the conviction of Executive for a felony;

(d)         Executive’s resignation or voluntary departure as an employee of the Company with or without “Good Reason”.  For purposes of this Agreement, “Good Reason” shall mean any one of the following:

(A)        a change in Executive’s position with the Company which materially reduces Executive’s duties and responsibilities; or

(B)        a reduction in Executive’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate- performance based incentive programs) by more than fifteen percent (15%) which is not generally applicable to all officers of the Company;

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 4
(e)          Five (5) days from the date that the Company gives Executive written notice of Executive’s termination without “Cause.”

Nothing herein alters Executive and the Company’s separate right to terminate the employment relationship at any time, for any reason, with or without cause.

4.2         Effect of Termination for Cause, Executive’s Resignation Without Good Reason or Other Events.  Upon (i) the termination of Executive for Cause; (ii) Executive’s resignation or voluntary departure without Good Reason; or (iii) Executive’s departure pursuant to Section 4.1(a) (death) or 4.1(b) (disability) of this Agreement, Executive will not be entitled to any additional compensation or other rights or benefits from the Company; and, as a result, the Company shall be obligated to pay Executive only that portion of his Base Salary that Executive has earned prior to the effective date of the termination of Executive’s employment with the Company and any applicable amounts designated under the provisions of any of the Company’s applicable benefit plans.

4.3         Effect of Termination Without Cause or Executive’s Termination of Employment for Good Reason.  In the event the Company terminates Executive’s employment with the Company without Cause or Executive terminates his employment for Good Reason, the Company shall be obligated to pay Executive (i) that portion of his Base Salary that Executive has earned prior to the effective date of the termination of Executive’s employment with the Company, plus (ii) the remaining portion of his Base Salary that Executive would have earned had the effective date of the termination of Executive’s employment with the Company been the date which is three (3) months from the effective date of the termination of Executive’s employment with the Company, plus (iii) any applicable amounts designated under the provisions of any of the Company’s applicable benefit plans.

4.4         Resignation as an Officer and Director.  In the event Executive’s employment with the Company terminates for any reason, Executive agrees to immediately resign as an officer and/or director of the Company, if applicable, unless otherwise expressly agreed by the Company.

5.	PROPRIETARY INFORMATION.

5.1         Company Information.  Executive understands that the Company possesses and will possess Company Proprietary Information (as defined below) which is important to its business.  Executive understands that his employment creates a relationship of confidence and trust between the Company and him with respect to Company Proprietary Information.  Executive agrees that during and after his employment with the Company, he will hold in the strictest confidence, and will not use (except for the benefit of the Company during his employment) or disclose to any person, firm, or corporation (without written authorization of the President of the Company) any Company Proprietary Information.  Executive understands that all Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Executive hereby assigns to the Company any and all rights, title and interest he may have or acquire in such Company Proprietary Information.  Executive understands that his unauthorized use or disclosure of Company Proprietary Information during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 5
5.2          “Company Proprietary Information”.  “Company Proprietary Information” means any information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.  Company Proprietary Information includes without limitation information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person; provided, however, Company Proprietary Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Executive or of others.  Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

5.3         Third Party Information.  Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Third Parties”), their confidential or proprietary information (“Third Party Confidential Information”).  Third Party Confidential Information may include, without limitation, the habits or practices of Third Parties, the technology of Third Parties, requirements of Third Parties, and information related to the business conducted between the Company and such Third Parties.  Executive agrees at all times during his employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Third Parties.  Executive further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Third Parties and Third Party Confidential Information.  Executive understands that his unauthorized use or disclosure of Third Party Confidential Information or violation of any Company policies during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

5.4         Return of Company Property.  Upon separation from employment with the Company or on demand by the Company during my employment, Executive will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including without limitation Company Proprietary Information and Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including without limitation those records maintained pursuant to Section 6.6 below.  Executive also consents to an exit interview to confirm his compliance with this Section 5.4.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 6
6.	INVENTIONS.

6.1         List of Prior Inventions.  Attached hereto as Exhibit A is a complete list of all inventions, discoveries, original works of authorship, developments and improvements to which Executive claims ownership and that Executive desires to remove from the operation of this Agreement (except for the license granted in Section 6.2 below) (“Prior Inventions”), and Executive acknowledges and agrees that such list is complete.  If no such list is attached to this Agreement, Executive represents that he has no Prior Inventions.  Furthermore, Executive represents and warrants that no Prior Invention will materially affect his ability to perform all obligations under this Agreement.

6.2         License to Prior Inventions.  If, in the course of Executive’s employment with the Company, he incorporates into or uses in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, Executive hereby grants to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Invention without restriction, including, without limitation, as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

6.3         Disclosure of Inventions.  Executive will promptly disclose in writing to the President of the Company or to such other person designated by the Company all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment hours), or with the use of Company’s equipment, supplies, facilities, or Company Proprietary Information, except as provided in Section 6.8 below (“Inventions”).  Executive will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by him within six (6) months after the termination of his employment with the Company which resulted, in whole or in part, from his prior employment by the Company.  Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section 6.4 below) and do not extend the assignment made in Section 6.4 below.

6.4         Assignment of Inventions; Works Made for Hire.  Executive agrees that he will hold in trust for the sole right and benefit of the Company, and agree to assign and hereby do irrevocably assign to the Company, or its designee, all his right, title, and interest in and to any and all Inventions.  Executive further acknowledge that all original works of authorship that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 7
6.5         Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

6.6         Records of Inventions.  Executive agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions assigned or to be assigned to the Company pursuant to this Agreement.  The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company.  Such records are and will be available to and remain the sole property of the Company at all times.

6.7         Cooperation.  Executive agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with Inventions in any and all countries.  Such acts may include without limitation disclosure to the Company of all pertinent information and data with respect thereto, execution of documents and assistance or cooperation in legal proceedings.  Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorney-in-fact to act for and on his behalf and instead of him, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section 6.7, including without limitation the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions with the same legal force and effect as if executed by Executive.

6.8         Exception to Assignments.  Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B).  Executive will advise the Company promptly in writing of any inventions that he believes meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.

7.	NON-SOLICITATION AND NON-COMPETITION.

7.1         Non-Solicitation.  During the term of this Agreement and for one (1) year thereafter, Executive will not encourage or solicit any employee of the Company or any affiliate to leave the Company or any affiliate for any reason.

7.2         Non-Competition.  During the term of this Agreement, Executive shall not directly or indirectly:

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 8
(a)          own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business geographically competitive with the Company’s business; or

(b)         encourage or solicit any Company employee to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and its current employees, except as may be required in any bona fide termination decision regarding any Company employee.

8.	RESTRICTIVE COVENANTS.

8.1         No Conflicts.  Except as otherwise disclosed on the attached Exhibit C, during the Employment Term:

(a)         Executive shall devote at least eighty percent (80%) of his working time and energy during the Company’s normal business hours at the Company’s principal executive office to the performance of Executive’s duties described herein, except during periods of illness, vacation periods or holidays;

(b)         Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing; and

(c)         Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the Company’s written consent.

8.2         Exceptions.  Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities, or (iii) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive’s services hereunder.

9.	MISCELLANEOUS.

9.1         Notices.  All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one (1) day after being sent, when sent by professional overnight courier service, (iii) five (5) days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by confirmed facsimile or other form of “hard copy” transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 9.1

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 9
If to the Company, to:

Cullgen Inc.
12671 High Bluff Drive - Suite 130
San Diego, California 92130 USA

If to Executive, to:

Yue Xiong, Ph.D.
[***]
[***]

9.2         Specific Performance.  Executive acknowledges that the specialized nature of his knowledge of the Company’s Proprietary Information, trade secrets and other intellectual property are such that a breach of his obligations contained in this Agreement would necessarily and inevitably result in a disclosure, misappropriation and misuse of such Proprietary Information, trade secrets and other intellectual property.  Accordingly, Executive acknowledges and agrees that such a breach would inflict unique and irreparable harm upon the Company and that the Company shall be entitled, in addition to its other rights and available remedies, to enforce, by injunction or decree of specific performance, Executive’s obligations set forth herein.

9.3         Assignment.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

9.4         Deductions.  All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Agreement, and as authorized from time to time.

9.5         Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof.

9.6         Amendment.  This Employment Agreement may be modified or amended only by a written agreement signed by the President of the Company and Executive.

9.7         Waivers.  No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought.  The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.

9.8         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

Dr. Yue Xiong, Ph.D.	Page 10
9.9         Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9.10       Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND EXECUTIVE HEREUNDER SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO AGREEMENTS AMONG CALIFORNIA RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN CALIFORNIA.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”

CULLGEN INC.

By:	/s/ Thomas Eastling
Name:	Thomas Eastling
Title:	CFO

“EXECUTIVE”

/s/ Dr. Yue Xiong, Ph.D.
Dr. Yue Xiong, Ph.D.

Cullgen Inc.
12671 High Bluff Drive, Suite 130, San Diego, California, 92130. USA